Exhibit 10.17
BUSINESS FINANCING AGREEMENT

dated as of September 3, 2008

between

BRIDGE BANK, NATIONAL ASSOCIATION

and

ALPHA INNOTECH CORP., a Delaware corporation ("Borrower")

Borrower and Lender agree as follows:

1. Definitions and Construction.

1.1 Definitions.  In this Agreement:

"Account Balance" means at any time the aggregate of the Receivable Amounts of all Domestic Eligible Receivables at such time.

"Account Debtor" has the meaning in the California Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guaranty of any Receivable and any issuer of a letter of credit or banker's acceptance assuring payment thereof.

"Adjustments" means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

"Advance" means an advance made by Lender to Borrower pursuant to Section 2.2.

"Advance Rate" means 80% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.

"Agreement" means this Business Financing Agreement.

“Borrower Agreement” is the Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement between Borrower and Lender.

"Borrowing Base" means at any time the product of the Account Balance and the Advance Rate.

“Capital Good” shall mean a capital good (e.g., manufacturing equipment, licensing agreements) that will establish or expand foreign production capacity of an exportable good.

"Collateral" means all of Borrower's rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including the following (collectively, the "Collateral"):  accounts, including health care insurance receivables, chattel paper, inventory, equipment, instruments, including promissory notes, investment property, documents, deposit accounts, letter of credit rights, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles, and supporting obligations.

"Collections" means all payments from or on behalf of an Account Debtor with respect to Receivables.

"Compliance Certificate" means a certificate in the form attached to this Agreement by the chief financial officer of Borrower that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

“Credit Limit” means $1,250,000, inclusive of the Inventory Sublimit.

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"Default" means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Domestic Advances” means Advances made against Domestic Eligible Receivables.

"Domestic Eligible Receivable" means a Receivable that satisfies all of the following:

(a) The Receivable has been created by Borrower in the ordinary course of Borrower's business and without any obligation on the part of Borrower to render any further performance.

(b) There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c) The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

(d) The Receivable is not the obligation of an Account Debtor who has asserted or may assert any counterclaims or offsets against Borrower (including offsets for any "contra accounts" owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).

(e) The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f) Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g) Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor's obligation to pay the Receivable.  Borrower has taken all appropriate actions to ensure access to the courts of the state where the Account Debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state.

(h) The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender and except for Permitted Liens, and Lender has a perfected, first priority security interest in such Receivable.

(i) The Account Debtor on the Receivable is not any of the following:  (i) an employee, affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower; (ii) the U.S. government or any agency or department of the U.S. government unless Lender agrees in writing to accept the Receivable, Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower; (iii) any person or entity located in a foreign country unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and (B) if requested by Lender, the original of such letter of credit and/or any issuance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; (iv) an Account Debtor as to which thirty five percent (35%) or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date; or (v) an Account Debtor whose total obligations to Borrower exceed thirty five percent (35%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank.

(j) The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within 90 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or

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(k) fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors);

(l) The Receivable does not arise from the sale of goods which remain in Borrower's possession or under Borrower's control.

(m) The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

(n) The Receivable is otherwise acceptable to Lender.

“EBITDASC” means earnings before interest, taxes, depreciation, amortization and non-cash stock-based charges, all determined in accordance with GAAP.

“Eligible Inventory” means raw materials and finished goods, net of perishable goods, consigned inventory, obsolete goods and any other inventory that Lender deems ineligible in its reasonable judgment due to more than normal inventory financing risk.

“Eligible Receivables” means the Domestic Eligible Receivables and the EXIM Eligible Foreign Accounts.

“EXIM Account Balance” means at any time the aggregate of the Receivable Amounts of all EXIM Eligible Foreign Receivables at such time.

“EXIM Advance Rate” means 90% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.

“EXIM Advances” means Advances made against EXIM Eligible Foreign Accounts.

“EXIM Bank” means Export-Import Bank of the United States.

“EXIM Bank Expenses” are all reasonable fees that the Lender pays to the EXIM Bank in consideration of the issuance of the EXIM Guarantee.

"EXIM Borrowing Base" means at any time the product of the EXIM Account Balance and the EXIM Advance Rate.

“EXIM Borrowing Base Certificate/Funding Request” means the Borrowing Base Certificate/Funding Request in form of Exhibit A hereto.

“EXIM Credit Limit” means $1,250,000, inclusive of the EXIM Inventory Sublimit.

“EXIM Application Fee” means a fee in the amount of $100 per annum.

“EXIM Documents” means the EXIM Guarantee, the Borrower Agreement, and each other agreement executed in connection therewith.

“EXIM Eligible Foreign Accounts” are Receivables payable in United States Dollars that arise in the ordinary course of Borrower's business and are derived from exports originating in the United States (i) that the account debtor does not have its principal place of business in the United States and (ii) that have been assigned and comply with all of Borrower's representations and warranties in Section 6; but Lender may change eligibility standards by giving Borrower notice.  Unless Lender agrees otherwise in writing, EXIM Eligible Foreign Accounts will not include:

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Receivables with terms of sales greater than 120 days.

(o) Receivables of a Buyer for whom fifty percent (50%) or more of the Accounts Receivable of such Buyer do not satisfy the requirements of subclause (a) above.

(p) Receivables which are more than sixty (60) calendar days past the original due date, unless it is insured through EXIM Bank export credit insurance for comprehensive commercial and political risk, or through EXIM Bank approved private insurers for a comparable coverage, in which case ninety (90) calendar days shall apply;

(q) Credit balances over 60 days from invoice due date;

(r) Receivables evidenced by a letter of credit until the date of shipment of the items covered by the subject letter of credit;

(s) Receivables for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(t) Receivables for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(u) Receivables for which the account debtor is Borrower’s affiliate, officer, employee, or agent;

(v) Receivables in which the account debtor disputes liability or makes any claim and Lender believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to a bankruptcy proceeding, or becomes insolvent, or goes out of business;

(w) Receivables from sales of items associated with nuclear power, enrichment, reprocessing, research or heavy water production facilities.

(x) Receivable from sales of Capital Goods.

(y) Receivables generated by the sale of products purchased for military purposes or which constitute defense articles or defense services;

(z) Receivables that arise from the sales of items not in the ordinary course of Borrower’s business;

(aa) Receivables not owned by Borrower or that are subject to any right, claim or interest of another person other than the lien in favor of Lender;

(bb) Receivables with respect to which an invoice has not been sent;

(cc) Receivables billed or payable outside the United Stated unless approved in writing by EXIM Bank, however, limited to no more than 50% of the borrowing base shall be of such accounts; and such Receivables are subject to the following:

(i) Each subsidiary or affiliate is a party to the Agreement;

(ii) All proceeds are remitted to the United States on a monthly basis (excluding the retention of proceeds for the purpose of funding local expenses);

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(iii) Receivables are derived from eligible exports originating from the United States;

(iv) All payments due and payable are collected through a cash collateral account under Lender’s control;

(v) Receivables are denominated in US Dollars or other hard currencies pre-approved by EXIM Bank;

(vi) Lender obtains a valid first priority security interest (or equivalent) in the jurisdiction where the Receivables are located; and

(vii) Lender obtains a legal opinion from local counsel with regard to the enforceability of such security interest.

(dd) Receivables from account debtors with balance of 50% over 60 days past the invoice due date;

(ee) Receivables with open account term with balance more than 35% concentration of total foreign Receivables, unless pre-approved by Lender;

(ff) Receivables billed in currencies other than U.S. Dollars, unless approved in writing by EXIM Bank;

(gg) Receivables from foreign buyers in countries where EXIM Bank is legally prohibited from doing business or in which EXIM Bank coverage is not available (as designated in the Country Limitation Schedule referred to the Borrower Agreement);

(hh) Foreign Receivables backed by letters of credit unacceptable to Lender;

(ii) Receivables for which Lender or EXIM Bank determines collection to be doubtful;

(jj) Receivables for which the items giving rise to such Receivable have not been shipped and delivered to and accepted by the Buyer or the services giving rise to such Receivables have not been performed by Borrower and accepted by the Buyer or the Receivable does not represent a final sale;

(kk) Receivables that are included as an eligible receivable under any other credit facility to which Borrower is a party;

(ll) Receivables for which Borrower has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of  each respective invoice related thereto; and

(mm) Receivables for which any of the items giving rise to such Receivable have been returned, rejected or repossessed.

”EXIM Eligible Inventory” shall mean Export-Related Inventory which is acceptable to Lender and which is deemed to be eligible pursuant to the Loan Documents, but in no event shall EXIM Eligible Inventory include any Inventory:

(a) that is not subject to a valid, perfected first priority Lien in favor of Lender;

(b) that is located at an address that has not been disclosed to Lender in writing;

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(c) that has offsetting claims;

(d) that is placed by Borrower on consignment or held by Borrower on consignment  from another Person;

(e) that is in the possession of a processor or bailee, or located on premises leased or subleased to Borrower, or on premises subject to a mortgage in favor of a Person other than Lender, unless such processor or bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which Lender shall require to evidence the subordination or other limitation or extinguishment of such Person's rights with respect to such Inventory and Lender's right to gain access thereto;

(f) that is produced in violation of the Fair Labor Standards Act or subject to the "hot goods" provisions contained in 29 U.S.C.§215 or any successor statute or section;

(g) as to which any covenant, representation or warranty with respect to such Inventory contained in the Loan Documents has been breached;

(h) that is not located in the United States unless expressly permitted by Lender, on terms acceptable to Lender;

(i) that is demonstration Inventory or Inventory sold on consignment;

(j) that consists of proprietary software (i.e. software designed solely for Borrower's internal use and not intended for resale);

(k) that is damaged, obsolete, returned, defective, recalled or unfit for further processing;

(l) that has been previously exported from the United States;

(m) that constitutes, or will be incorporated into Items that constitute, defense articles or defense services;

(n) that is an Item or will be incorporated into Items that will be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities unless with EXIM Bank’s prior written consent;

(o) that is an Item or is to be incorporated into Items destined for shipment to a country as to which EXIM Bank is prohibited from doing business as designated in the Country Limitation Schedule;

(p) that is an Item or is to be incorporated into Items destined for shipment to a Buyer located in a country in which EXIM Bank coverage is not available for commercial reasons as designated in the Country Limitation Schedule, unless and only to the extent that such Items are to be sold to such country on terms of a letter of credit confirmed by a bank acceptable to EXIM Bank;

(q) that constitutes, or is to be incorporated into, Items whose sale would result in an account receivable which would not be an Eligible Receivable;

(r) that is included as eligible inventory under any other credit facility to which Borrower is a party; or

(s) that is, or is to be incorporated into, an Item that is a Capital Good.

“EXIM Facility Fee” means a fee equal to .50% of the EXIM Credit Limit, due upon execution of this Agreement and annually thereafter.

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“EXIM Guarantee” means the Master Guaranty Agreement executed by EXIM Bank in favor of Lender.

“EXIM Inventory Sublimit” means a sublimit for EXIM Eligible Inventory not to exceed (x) the lesser of (a) $200,000 or (b) seventy five percent (75%) of Eligible Inventory; and (y) sixty percent (60%) of the EXIM Advances outstanding.

"Export Order" shall mean a documented purchase order or contract evidencing a buyer’s agreement to purchase the Items from Borrower for export from the United States, which documentation shall include written information that is necessary to confirm such purchase order or contract, including identification of the Items, the name of the buyer, the country of destination, contact information for the Buyer and the total amount of the purchase order or contract; in the case of Indirect Exports, such documentation shall further include a copy of the written purchase order or contract from a foreign purchaser or other documentation clearly evidencing a foreign purchaser’s agreement to purchase the Items.

"Export-Related Inventory" shall mean the Inventory of Borrower located in the United States that has been purchased, manufactured or otherwise acquired by Borrower for sale or resale as Items, or to be incorporated into Items to be sold or resold pursuant to Export Orders.

"Event of Default" has the meaning set forth in Section 9.1.

"Facility Fee" means a fee equal to .50% of the Credit Limit, due upon execution of this Agreement and annually thereafter.

"Finance Charge" means for each Reconciliation Period an interest amount equal to the Finance Charge Percentage of the average daily outstanding balance of Advances during such Reconciliation Period.

"Finance Charge Percentage" means a rate per year equal to one and one quarter percent (1.25%) above the Prime Rate, plus an additional five percentage points (5.00%) during any period that an Event of Default has occurred and is continuing.

"Funding Request" means a writing signed by an authorized representative of Borrower requesting an Advance which accurately identifies the Domestic Eligible Receivables and EXIM Eligible Foreign Accounts and Receivable Amounts, and includes for each such Receivable the correct amount owed by the Account Debtor, the name and address of the Account Debtor, the invoice number, the invoice date and the account code.

“Inventory Sublimit” means a sublimit for Eligible Inventory not to exceed (x) the lesser of (a) $200,000 or (b) thirty percent (30%) of Eligible Inventory; and (y) thirty percent (30%) of the Advances outstanding.

"Lender" means Bridge Bank, National Association, and its successors and assigns.

“Material Adverse Change” means a material adverse change in Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

"Obligations" means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, fees, interest, expenses, professional fees and attorneys' fees.

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"Overadvance" means that the total amount of the Advances or the EXIM Advances then outstanding exceeds (x) the Credit Limit or the Borrowing Base, or (y) the EXIM Credit Limit or the EXIM Borrowing Base, as applicable.

“Permitted Indebtedness” means: (a) Indebtedness of Borrower in favor of EXIM Bank arising under this Agreement or any other Loan Document; (b) Indebtedness existing on the Closing Date and disclosed to Lender and EXIM Bank; (c) Indebtedness secured by a Permitted Lien not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year of Borrower; (d) Subordinated Debt; (e) Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business; and (f) Extensions, refinancings, modifications, amendments, restatements and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or any Subsidiary, as the case may be.

“Permitted Liens” means (a) Liens for taxes, assessments or other governmental charges or levies not delinquent, or, being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; provided, that, the Lien shall have no effect on the priority of the Liens in favor of Lender or the value of the assets in which Lender has such a Lien and a stay of enforcement of any such Lien shall be in effect; (b) deposits or pledges securing obligations under worker's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) deposits or pledges securing bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Borrower's business; (d) judgment Liens that have been stayed or bonded; (e) mechanics', workers', materialmen's or other like Liens arising in the ordinary course of Borrower's business with respect to obligations which are not due; (f) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided, that, any such Lien shall not encumber any other property of Borrower; (g) security interests being terminated concurrently with the execution of the Loan Documents; and (h) Liens disclosed in Section 6.D. of the Loan Authorization Agreement, provided that, except as otherwise permitted by EXIM Bank in writing, such Liens in Section 6.D. shall be subordinate to the Liens in favor of Lender on Primary Collateral.

"Prime Rate" means for any day, a variable rate of interest, per annum, most recently published by the Wall Street Journal, as the "prime rate," provided that if such day is not a business day, the Prime Rate for such day shall be such rate on such transactions on the next preceding business day as so published in the Wall Street Journal on the next succeeding business day. The Prime Rate shall at no event be less than 4.75%.

"Receivable Amount" means as to any Receivable, the Receivable Amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

"Receivables" means Borrower's rights to payment arising in the ordinary course of Borrower's business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

"Reconciliation Date" means the last calendar day of each Reconciliation Period.

"Reconciliation Period" means each calendar month.

“Termination Date” means the earlier of (a) one year from the date hereof, or (b) the date on which Lender elects to terminate this Agreement pursuant to the terms herein.

1.2 Construction:

(a) In this Agreement:  (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms "include" and "including" are not limiting; (iv) the term "or" has the inclusive meaning represented by the phrase "and/or," (v)

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(b) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(c) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel.  In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(d) Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

2. Advances.

2.1 Funding Requests.  Borrower may request that Lender make an advance (each, an "Advance") by delivering to Lender a Funding Request.  Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Funding Request and to rely on the signature on any Funding Request as an authorized signature of Borrower.

2.2 Revolving Credit Line.  Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Termination Date, Lender will make Advances to Borrower not exceeding the Credit Limit or the Borrowing Base, whichever is less, minus, in each case, the Inventory Sublimit; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding.  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.  It shall be a condition to each Advance that (a) all of the representations and warranties set forth in Section 6 are true and correct on the date of such Advance as though made at and as of each such date (except where such representations and warranties relate to a specific prior date) and (b) no Default has occurred and is continuing, or would result from such Advance.

2.3 Inventory Sublimit.  Subject to the terms and conditions of this Agreement and the availability under the Credit Limit and the Borrowing Base, Borrower may request Advances to purchase Eligible Inventory in an aggregate amount not to exceed the Inventory Sublimit.

2.4 EXIM Advances.  Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Termination Date, Lender will make EXIM Advances to Borrower not exceeding the EXIM Credit Limit or the EXIM Borrowing Base, whichever is less, minus, in each case, the EXIM Inventory Sublimit; provided that in no event shall Lender be obligated to make any EXIM Advance that results in an Overadvance or while any Overadvance is outstanding.  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.  It shall be a condition to each EXIM Advance that (a) all of the representations and warranties set forth in Section 6 are true and correct on the date of such EXIM Advance as though made at and as of each such date (except where such representations and warranties relate to a specific prior date) and (b) no Default has occurred and is continuing, or would result from such EXIM Advance.

2.5 EXIM Inventory Sublimit.  Subject to the terms and conditions of this Agreement and the availability under the EXIM Credit Limit and the EXIM Borrowing Base, Borrower may request EXIM Advances to purchase Eligible Inventory in an aggregate amount not to exceed the EXIM Inventory Sublimit.

2.6 Rights in Respect of  Receivables.  Lender shall have the exclusive right to receive all Collections on the Receivable and no Adjustments will be made without the Lender's consent.  Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the California Uniform Commercial Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

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2.7 Due Diligence.  Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement.  Lender may audit Borrower’s Receivables and any and all records pertaining to the Collateral, at Lender’s sole discretion and at Borrower's expense; provided that such audits shall be conducted not more often than twice a year, unless an Event of Default has occurred.

3. Collections, Charges and Remittances.

3.1 Collections.  Lender shall credit Collections with respect to Receivables received by Lender to Borrower's Account Balance within three business days of the date received.  At Lender's discretion, all Collections received by Lender may either be (a) credited to Borrower's deposit account with Lender, or (b) applied to repay when due the Advances, the EXIM Advances and other Obligations; once all Obligations have been paid in full, Lender agrees promptly to remit to Borrower the remaining amount of Collections it receives.  Lender has no duty to do any act other than to turn over such amounts as required above.  If an item of Collections is not honored or Lender does not receive good funds for any reason (except as a result of Lender’s gross negligence), the amount of any application shall be reversed as if the Collections had not been received and Finance Charges under Section 3.2 shall accrue thereon.

3.2 Finance Charges.  Ten days following the Reconciliation Date Borrower shall pay to Lender the Finance Charge for the prior Reconciliation Period.  Lender may deduct the accrued Finance Charges from Borrowers checking account maintained with Lender.

3.3 Fees.

(a) Facility Fee.  On the date of this Agreement and on each anniversary thereof prior to the Termination Date, Borrower shall pay to Lender the Facility Fee.

(b) EXIM Facility Fee; EXIM Application Fee.  On the date of this Agreement and each anniversary thereof, Borrower shall pay to Lender the EXIM Facility Fee and the EXIM Application Fee.

3.4 Reporting.  Within 15 days after the end of each Reconciliation Period, Lender shall send to Borrower a report covering the transactions for that Reconciliation Period, including the amount of all Collections, Adjustments made by Lender, Finance Charges, and other fees and charges.  The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after the Lender mails the accounting to Borrower.

3.5 Adjustments.  In the event of a breach of Sections 6 or 7, or in the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to the Lender's approval, resolve such disputes and advise Lender of any adjustments.  Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property.  If such possession is not taken by Lender, Borrower is to resell it for Lender's account at Borrower's expense with the proceeds made payable to Lender.  While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Lender.

3.6 Lockbox Account Collection Services.  Borrower and Lender shall immediately enter into a remittance processing services agreement acceptable to Lender (the “Lockbox Agreement”).  Borrower shall use the lockbox address as the remit to and payment address for all of Borrower’s Collections and it will be considered an immediate Event of Default if this does not occur or is not operational within 45 days of the date of this Agreement.  All Collections received to the lockbox will be deposited to a non-interest bearing bank-control account maintained with Lender and Borrower will not have access to that account.  Borrower will (i) immediately notify, transfer and deliver to Lender all Collections Borrower receives and (ii) deliver to Lender a detailed cash receipt’s journal on Friday of each week until the lockbox is operational.  Additionally, Lender may request that Account Debtor’s pay (by wire transfer or otherwise) Collections to Lender directly.

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3.7 Overadvances.

3.8 Overadvances.  Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Advances or the EXIM Advances, as applicable, so that, after giving effect to such payments, no Overadvance exists.

3.9 Borrower's Payment.  When any Overadvance or other amount owing to Lender becomes due, Lender shall inform Borrower of the manner of payment which may be any one or more of the following in Lender's sole discretion:  (a) in cash immediately upon demand therefor; (b) by deduction from or offset against the amount that otherwise would be forwarded to Borrower in respect of any further Advances that may be made by Lender; or (c) by any combination of the foregoing as Lender may from time to time choose.

4. Power of Attorney.  Borrower irrevocably appoints Lender and its successors and assigns as Borrower's true and lawful attorney in fact, and authorizes Lender, at Borrower's sole expense, whether or not there has been an Event of Default, to (i) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (ii) endorse Borrower's name on any checks or other forms of payment on the Receivables; (iii) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender's interests in the Receivables and Collateral; (iv) to notify all Account Debtors with respect to the Receivables to pay Lender directly; (v) debit Borrower’s checking account maintained with Lender for any and all Obligations due under this Agreement; (vi)  sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Collateral; (vii) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Collateral, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender's name or Borrower's name, as Lender may choose; and (viii) prepare, file and sign Borrower's name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics' lien or similar document with respect to the Collateral; and (ix) do all acts and things necessary or expedient, in furtherance of any such purposes.

5. Representations and Warranties. Borrower represents and warrants:

(a) With respect to each Eligible Receivable:

(i) It is the owner with legal right to sell, transfer and assign it;

(ii) The correct Receivable Amount has been accurately reported to Lender and is not disputed;

(iii) Lender has the right to endorse and/ or require Borrower to endorse all payments received on Receivables and all proceeds of Collateral; and

(iv) No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

(b) Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

(c) The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower's organizational documents, nor constitute an Event of Default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound, except to the extent such default could not reasonably be expected to cause a Material Adverse Change.

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(d) Borrower has good title to the Collateral, except for Permitted Liens, and all inventory is in all material respects of good and marketable quality, free from material defects, except for inventory for which adequate reserves have been made (provided no such inventory is included in any Borrowing Base Certificate).

(e) Borrower's name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement, Borrower is located at its address for notices set forth in this Agreement.

(f) If Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing, such interest has been specifically disclosed and identified to Lender in writing.

6. Miscellaneous Provisions.  Borrower will:

(a) Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Borrower’s business or operations, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

(b) Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office or location of records.

(c) Pay or make provisions for paying all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested. Borrower may, however, defer payment of any contested taxes; provided, that Borrower (a) in good faith contests Borrower's obligation to pay such taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings; (c) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral; and (d) maintains adequate reserves therefore in conformity with GAAP.

(d) Provide to Lender a written report within 10 days, if payment of any Receivable does not occur by its due date and include the reasons for the delay.

(e) Give Lender copies of all of Borrower's quarterly balance sheets and income statements, Forms 10-K, 10-Q and 8-K (or equivalents) within 5 days of filing any of the foregoing with the Securities and Exchange Commission, while any Advance is outstanding; provided that such Forms shall be deemed to have been delivered on the date on which Borrower posts the same or provides a link thereto on Borrower’s or another website on the Internet.

(f) Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s security interest in the Collateral or to effect the purposes of this Agreement.

(g) Immediately notify, transfer and deliver to Lender all Collections Borrower receives.

(h) Not create, incur, assume, or be liable for any indebtedness, except for Permitted Indebtedness.

(i) Immediately notify Lender if Borrower hereafter obtains any interest in any copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business or the value of any Receivable.

(j) Provide to Lender within 30 days after the end of each month the following for such month and the period then ending: balance sheet, income statement; statement of cashflows, deferred revenue report, and Compliance Certificate.

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(k) Provide to Lender, no later than 5 days following the 1st and 15th day of each month, the following for the period then ending: accounts receivable aging report, together with a borrowing base certificate in form and substance acceptable to Lender setting forth the Eligible Receivables and Receivable Amounts thereof, and an accounts payable aging report.

(l) Provide to Lender, no later than 30 days after to the end of Borrower’s fiscal year, Borrower’s Board of Director’s-approved operating budget for the succeeding year;

(m) Provide to Lender, as soon as available, but in any event within 120 days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Lender.

(n) At reasonable request and during normal business hours, Lender shall have a right from time to time hereafter to audit Borrower's Inventory and Receivables at Borrower's expense.  Such audits shall be conducted every six months or, if an Event of Default has occurred, more frequently.

(o) Maintain its primary depository and operating accounts with Lender and, in the case of any deposit accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and “control” (within the meaning of Section 9104 of the California Uniform Commercial Code) of such deposit account pursuant to documentation acceptable to Lender.

(p) At all times insure all of the tangible Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Lender.  All such insurance policies shall name Lender as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender.  Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its good faith business judgment, provided that no Default or Event of Default has occurred and is continuing.  If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower's expense.  Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.

(q) Not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a “borrower” under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing.

(r) Maintain on a rolling 3-month basis an EBITDASC of no less than One Dollar ($1.00).

(s) Provide to Lender promptly upon the execution hereof, a subordination agreement by Agility Capital and Montage Capital in favor of Lender, in each case, in form satisfactory to Lender.

7. Security Interest.  To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral.  Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender's prior written consent, except for the sale of finished inventory in the Borrower's usual course of business.  Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral.  Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and other Collateral.  Borrower shall not grant or permit any lien or security interest in the Collateral or any interest therein, except for Permitted Liens.

8. Default and Remedies.

8.1 Events of Default.  The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

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8.2 Failure to Pay.  Borrower fails to make a payment under this Agreement.

(a) Lien Priority.  Lender fails to have an enforceable first lien (except for any prior liens or Permitted Liens to which Lender has consented in writing) on or security interest in the Collateral.

(b) False Information.  Borrower (or any guarantor) has given Lender false or misleading information or representations.

(c) Intentionally Omitted.

(d) Bankruptcy.  Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any guarantor) or Borrower (or any guarantor) makes a general assignment for the benefit of creditors; provided such proceeding is not stayed or dismissed within 45 days of initiation thereof.

(e) Receivers.  A receiver or similar official is appointed for a substantial portion of Borrower's (or any guarantor's) business, or the business is terminated.

(f) Judgments.  Any judgments or arbitration awards in excess of $250,000 (individually or in the aggregate) are entered against Borrower (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration which could reasonably be expected to result in damages (individually or in the aggregate) in excess of $250,000.

(g) Material Adverse Change.  A Material Adverse Change occurs, or is reasonably likely to occur; or Lender determines that it is insecure for any other reason.

(h) Cross-default.  Any default occurs under any agreement in connection with any credit Borrower (or any guarantor) or any of Borrower's related entities or affiliates has obtained from anyone else or which Borrower (or any guarantor) or any of Borrower's related entities or affiliates has guaranteed.

(i) Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or (while any of the Loan Agreements remain in effect) any such document is no longer in effect.

(j) Other Agreements.  Borrower (or any guarantor) or any of Borrower's related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower (or any guarantor) or any of Borrower's related entities or affiliates has with Lender or any affiliate of Lender.

(k) Change of Control.  Absent the prior written consent of Lender, the holders of the capital ownership of the Borrower as of the date hereof cease to own and control, directly and indirectly, at least 90% of the capital ownership of the Borrower.

(l) Other Breach Under Agreement.  Borrower fails to meet the conditions of, or fails to perform any obligation under, any material term of this Agreement not specifically referred to above.

8.3 Remedies.  Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances and/or EXIM Advances, or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 9.1(e), automatically and without notice or demand, due and payable in full; (3) Lender may notify Account Debtors that the underlying Receivables have been assigned to Lender and that payment thereof is to be made to the order of Lender and sent directly to Lender, and (4) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 5 with respect to all Collateral, and the

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8.4 right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercial reasonable manner.

9. Accrual of Interest.  If any amount owed by Borrower hereunder is not paid when due, including, without limitation, amounts due under Section 3.3, Overadvances, amounts due under Section 11, and any other Obligations, such amounts shall bear interest at a per annum rate equal to the per annum rate of the Finance Charges until the earlier of (i) payment in good funds or (ii) entry of a final judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.  All interest and Finance Charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used.

10. Fees, Costs and Expenses; Indemnification.  The Borrower will pay to Lender upon demand all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Receivables or the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the Collateral, any Account Debtor, or any guarantor.  Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing, except with respect to any losses caused by Lender’s gross negligence or willful misconduct.

11. Integration, Severability, Waiver, and Choice of Law.  This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them.  In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect.  Lender retains all of its rights, even if it makes an Advance after a default.  If Lender waives a default, it may enforce a later default.  Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.   THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

12. Notices.  All notices shall be given to Lender and Borrower at the addresses or faxes set forth on the signature page of this Agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex.

13. Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN CONNECTION WITH THE OBLIGATIONS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY OBLIGATION, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH

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14. ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER, HAS DETERMINED FOR ITSELF THE NECESSITY TO REVIEW THE SAME WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS TO A JURY TRIAL.

15. REFERENCE PROVISION.

(a) The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in the Loan Documents (defined below), but the California Supreme Court has held that pre-dispute Jury Trial Waivers not authorized by statute are unenforceable. This Reference Provision will be applicable until: (i) the California Supreme Court holds that a pre-dispute Jury Trial Waiver provision similar to that contained in the Loan Documents is valid or enforceable; or (ii) the California Legislature enacts a statute which becomes law, authorizing pre-dispute Jury Trial Waivers of the type in the Loan Documents and, as a result, such waivers become enforceable.  In addition, this Reference Provision, if not already applicable as otherwise provided herein, will become applicable, if a Court, contrary to a choice of law provision contained in the Loan Documents, holds that the laws of the State of California apply to the Loan Documents.

(b) Other than (i) nonjudicial foreclosure of security interests in real or personal property,  (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between Lender and the undersigned (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding.  Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where the real property, if any, is located or in a County or District where venue is otherwise appropriate under applicable law (the “Court”).

(c) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties.  If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative).  A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  The referee shall be appointed to sit with all the powers provided by law.  Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

(d) The parties agree that time is of the essence in conducting the reference proceedings.  Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(e) The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever.  Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(f) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference

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(g) proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript.  The party making such a request shall have the obligation to arrange for and pay the court reporter.  Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication.  The referee shall issue a decision and pursuant to CCP §644 the referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court.  The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.  The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time.  The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j) THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

16. Term and Termination.  This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Termination Date. Upon the Termination Date, the unpaid balance of the Obligations shall be due and payable without demand or notice. Notwithstanding any of the foregoing, the obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 11 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

17. Other Agreements.  (i) Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement.  An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its affiliates; (ii) Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf.  Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:	LENDER:
ALPHA INNOTECH CORP., a Delaware corporation By Name: Title:	BRIDGE BANK, NATIONAL ASSOCIATION By Name: Title:
Address for Notices: Attn: Chief Financial Officer 2401 Merced Street San Leandro, CA 94577 Fax: (510) 483-3227	Address for Notices: Attn: Lee Shodiss 55 Almaden Blvd San Jose, CA 95113 Fax: (408) 423-8510

[Signature Page to Business Financing Agreement]

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